UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 29, 2010

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Date of Report (Date of earliest event reported)

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PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

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Commission File Number 001-07572

Delaware (State or other jurisdiction of incorporation or organization)	13-1166910 (I.R.S. Employer Identification No.)

200 Madison Avenue

New York, New York  10016
(Address of principal executive offices, including zip code)

(212) 381-3500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on March 15, 2010, Phillips-Van Heusen Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) to acquire (the “Acquisition”) Tommy Hilfiger B.V. and certain affiliated companies.  On the same date, the Company entered into a Securities Purchase Agreement (the “Subscription Agreement”) with affiliates of LNK Partners, L.P. (“LNK”), pursuant to which the Company will issue and sell newly-issued shares of the Company’s Series A convertible preferred stock, par value $100 per share, for $100,000,000, the net proceeds of which will be used to finance a portion of the Acquisition.

Pursuant to the Purchase Agreement, the Company will enter into a stockholders agreement with certain shareholders of Tommy Hilfiger B.V. and their affiliates that will provide Apax Europe VI-A, L.P., an affiliate of certain selling shareholders, with the right to, effective as of the closing of the Acquisition and subject to certain requirements and limitations, designate one individual to serve as a member of the Board and as a member of the Nominating & Governance Committee of the Board, and to be included in the Company’s slate of nominees for re-election as a director at each of the Company’s annual or special meetings of stockholders at which the seat held by such designee is subject to election.  Christian Stahl, a partner of Apax Partners LP, an affiliate of Apax Europe VI-A, L.P., has been designated as such individual.

Pursuant to the Subscription Agreement, the Company will enter into a stockholders agreement with LNK that will provide LNK with the right to, effective as of the closing of the Acquisition and subject to certain requirements and limitations, designate one individual to serve as a member of the Board, and to be included in the Company’s slate of nominees for re-election as a director at each of the Company’s annual or special meetings of stockholders at which the seat held by such designee is subject to election.  David A. Landau, the controlling partner of LNK, has been designated as such individual.

In connection with the Acquisition, the Company requested that Fred Gehring, Chief Executive Officer of Tommy Hilfiger B.V., who will become Chief Executive Officer of the Company’s international operations after the Acquisition is consummated, become a member of the Board.  It is the Company’s current intention that so long as Mr. Gehring continues to serve in such capacity, he will be included in the Company’s slate of nominees for re-election as a director at each of the Company’s annual or special meetings of stockholders at which the seat held by such designee is subject to election.

At a meeting of the Board of Directors of the Company held on April 29, 2006, the Board elected Messrs. Stahl, Landau and Gehring as members of the Board and elected Mr. Stahl as a member of the Nominating & Governance Committee of the Board.  Each election will be effective immediately following and contingent upon the consummation of the Acquisition and will be for a term ending at the Company’s 2010 annual meeting of stockholders.  The Nominating & Governance Committee has nominated Messrs. Stahl, Landau and Gehring to be re-elected as directors at the Company’s 2010 annual meeting of stockholders.

Apax Partners LP, of which Mr. Stahl is a Partner, is an international private equity investment advisory group.

Mr. Landau is a Partner and Co-Founder of LNK Partners LLC, a private equity investment firm.  Mr. Landau was a director of the Company from 2003 to 2005.  Under the Subscription Agreement, the Company will pay $5,000,000 in commitment and transaction fees to an entity solely owned and controlled by Mr. Landau.

Mr. Gehring has been the Chief Executive Officer of Tommy Hilfiger B.V. since May 2006.

The Company will reimburse each of Mr. Stahl and Mr. Landau for their reasonable expenses incurred attending meetings of the Board and/or any committee of the Board, consistent with the Company’s policy for such reimbursement in effect from time to time.  Neither Mr. Stahl nor Mr. Landau will receive any retainer, equity compensation or other fees or compensation for his services as a director, including any service on any committee of the Board.  Mr. Gehring will receive no fees or expenses in exchange for his services as a director.  Mr. Gehring will receive compensation in his capacity as an officer of the Company, and all expenses incurred in connection with his employment, including in connection with his services as a director, will be reimbursed in accordance with the terms of his employment agreement and Company policy.

Other than as set forth above, there is no arrangement or understanding between Mr. Stahl, Mr. Landau or Mr. Gehring or any other person pursuant to which any of them was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By:	/s/ Mark D. Fischer Mark D. Fischer
Senior Vice President

Date:	May 5, 2010